LEBOEUF, LAMB, GREENE & MACRAE
                                  L.L.P.
      A Limited Liability Partnership Including Professional Corporations
                           125 West 55th Street
                         New York, NY  10019-5389


                                            February 18, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: Dominion Resources, Inc. and Consolidated Natural Gas Company (File No. 70-09477)

Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application-Declaration on Form U-1 (File 70-09477) (the "Application") of Dominion Resources, Inc. ("DRI") and Consolidated Natural Gas Company ("CNG") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requests that the Commission issue an order authorizing the merger (the "Merger") between DRI and CNG pursuant to which DRI will acquire all of the issued and outstanding shares of common stock of CNG, which, in turn owns all of the outstanding shares of common stock of four gas utility companies (as defined in section 2(a)(4) of the Act) namely, Virginia Natural Gas, Inc., a Virginia corporation ("VNG"), Hope Gas, Inc., a West Virginia corporation
("Hope"), The Peoples Natural Gas Company, a Pennsylvania corporation ("Peoples"), and The East Ohio Gas Company, an Ohio corporation ("East Ohio"). We have acted as counsel to DRI in connection with the filing of the Application.

     In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of DRI and CNG, certificates of public officials, certificates of officers and representatives of DRI and CNG, and other documents as we have deemed necessary in order to render the opinions hereinafter set forth.

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Securities and Exchange Commission
February 18, 2000
Page 2

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

     The opinions expressed below with respect to the Merger described in the Application are subject to the following further assumptions and conditions:

     a. The Merger has been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors of DRI and the Board of Directors of CNG and the shareholders of DRI and the shareholders of CNG.

     b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Merger have been obtained or made, as the case may be, and have become final and unconditional in all respects and have remained in effect (including the approval and authorization of the Commission under the Act) and the Merger has been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

     c. The Commission has duly entered an appropriate order with respect to the Merger as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

     d. The registration statement on Form S-4 (no. 333-75669) filed with the Commission on May 20, 1999 with respect to the shares of DRI common stock to be issued in connection with the Merger remains effective pursuant to the Securities Act of 1933, as amended; no stop order has been entered with respect thereto; and the issuance of shares of DRI common stock in connection with the Merger has been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     e. The solicitation of proxies from the shareholders of CNG with respect to the Merger was conducted in accordance with the Act, and the rules and regulations thereunder.

     f. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder has expired.

     g. The appropriate certificate of merger has been duly and validly filed with the Secretary of State of the State of Delaware, and such other corporate formalities as are

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Securities and Exchange Commission
February 18, 2000
Page 3

required by the laws of the State of Delaware for the consummation of the Merger have been taken; and such merger has become effective in accordance with the laws of the State of Delaware.

     h. The parties have obtained all consents, waivers and releases, if any, required for the Merger under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, we are of the opinion that:

     1. All state laws applicable to the proposed Merger have been complied with; however, we express no opinion as to the need to comply with state blue sky laws.

     2. DRI is a corporation validly organized, duly existing and in good standing in the Commonwealth of Virginia.

     3. The shares of DRI common stock issued in connection with the Merger have been validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the restated Articles of Incorporation of DRI.

     4. DRI has legally acquired the shares of common stock of CNG.

     5. The consummation of the Merger did not violate the legal rights of the holders of any securities issued by DRI.

     We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. In rendering the foregoing opinion, as to all matters governed by the laws of the States of Virginia, West Virginia, Pennsylvania, Ohio and North Carolina, we have relied, without independent inquiry, solely upon the opinions of local counsel.

     We hereby consent to the use of this opinion as an exhibit to the Application.

                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.